Exhibit 23.1

Consent of KPMG LLP

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pulaski Financial Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-32986, No. 333-84392, No. 333-84515 and No. 333-112962) on Form S-8 of Pulaski Financial Corp. of our report dated December 8, 2004, with respect to the consolidated balance sheets of Pulaski Financial Corp. as of September 30, 2004 and 2003, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two–year period ended September 30, 2004, which report appears in the September 30, 2004, annual report on Form 10-K of Pulaski Financial Corp.

/s/ KPMG LLP

St. Louis, Missouri

December 13, 2004